Globe Life Announces Closing of Department of Justice Investigation

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07/28/2025, 04:45 PM CT

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MCKINNEY, Texas, July 28, 2025 /PRNewswire/ -- Globe Life Inc. (NYSE: GL) – Today, the U.S. Attorney's Office for the Western District of Pennsylvania notified Globe Life and American Income Life (AIL) that it has closed its investigation. Globe Life and AIL previously received and responded to subpoenas from the U.S. Attorney's Office seeking documents relating to sales practices by certain independent sales agents contracted to sell AIL policies. The closing of the investigation means the Department of Justice will not be taking enforcement action against Globe Life or AIL.

About Globe Life

About Globe Life: Globe Life (NYSE: GL) is headquartered in McKinney, TX, and has more than 16,000 insurance agents and 3,600 corporate employees. With a mission to Make Tomorrow Better, Globe Life and its subsidiary companies issue more life insurance policies and have more policyholders than any other life insurance company in the country, with more than 17 million policies in force (excluding reinsurance companies; as reported by S&P Global Market Intelligence 2024). Globe Life's insurance subsidiaries include American Income Life Insurance Company, Family Heritage Life Insurance Company of America, Globe Life And Accident Insurance Company, Liberty National Life Insurance Company, and United American Insurance Company. More information is available at GlobeLifeInsurance.com.

CONTACT: Media Contact: Jennifer Haworth, Executive Vice President and Chief Marketing Officer, jhaworth@Globe.Life; Investor Contact: Stephen Mota, Senior Director Investor Relations, Investors@globe.life